Exhibit 99.1
FOR IMMEDIATE RELEASE
October 24, 2011
MEDIA CONTACT: Michael Cosgrove
703-903-2123
INVESTOR CONTACT: Linda Eddy
571-382-4732
FREDDIE MAC DIRECTOR LAURENCE E. HIRSCH
WILL NOT SEEK RE-ELECTION
McLEAN, Va. — Freddie Mac (OTC: FMCC) announced today that one of its directors, Laurence E. Hirsch, will not seek re-election to the company’s board of directors when his current term expires.
Hirsch notified the company on October 18, 2011, that he does not wish to stand for re-election. He joined Freddie Mac’s board of directors in December 2008, and was most recently re-elected on February 17, 2011, by written consent of the company’s conservator, the Federal Housing Finance Agency, to a term that will end on the date of the company’s next annual meeting of stockholders or on the date that the conservator next executes a written consent for the purpose of electing directors, whichever occurs first. Hirsch told the board that he is stepping down at the end of his term because of increased professional and personal commitments.
A veteran finance executive who has held leadership positions in the homebuilding, real estate and investment industries, Hirsch provided Freddie Mac’s board of directors hands-on experience and an understanding of customer relationships and the broader housing industry, said Freddie Mac Chairman John A. Koskinen.
“Larry has been an invaluable resource on Freddie Mac’s board of directors at a time when the company is playing a vital role providing liquidity and stability to a fragile housing finance market,” Koskinen said. “All of us at Freddie Mac thank Larry for his service to the company and to the country, and we wish him the best.”

Hirsch is the chairman of Eagle Materials Inc., and has served as chairman of Highlander Partners, L.P., a private equity firm, since April 2004. Previously, Hirsch was chief executive officer of Centex Corporation, a large homebuilder, from 1988 until his retirement in March 2004, and its chairman from 1991 until March 2004. Additionally, he is chairman of the Center for European Policy Analysis, in Washington, D.C.
Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Over the years, Freddie Mac has made home possible for one in six homebuyers and more than five million renters. www.FreddieMac.com
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